UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 17, 2006

(Date of Report)

February 13, 2006

(Date of earliest event reported)

INTERNATIONAL PAPER COMPANY

(Exact name of registrant as specified in its charter)

NEW YORK	1-3157	13-0872805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Atlantic Street

Stamford, Connecticut 06921

(Address and zip code of principal executive offices)

(203) 541-8000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Long Term Incentives

Each year the Management Development and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of International Paper (the “Company”) reviews and approves the issuance of equity compensation to eligible employees who participate in the programs under the Company’s Long-Term Incentive Compensation Plans (“LTICP”), and makes recommendations for approval by the independent members of the Board of the Company with respect to the Chief Executive Officer. Under the Performance Share Plan (contained within the LTICP) (“PSP”), performance shares generally are granted at the beginning of each year and paid at the end of a three-year performance period based on the achievement of defined performance objectives of return on investment (“ROI”) and total shareholder return (“TSR”). For the 2003-2005 PSP award, the Company’s ranking resulted in a 115.0% achievement of the total targeted award for the full three-year performance period. As a result, on February 14, 2006, payment of shares to Messrs. John V. Faraci, Robert M. Amen and Newland A. Lesko and Ms. Marianne M. Parrs and Ms. Maura A. Smith in an amount of 48,875 shares, 24,342 shares, 15,238 shares 13,800 shares and 13,033 shares, respectively was approved.

Commencing with grants for the 2004-2006 award period, in order to mitigate the effects of price volatility on the calculation at the start or end of the full three-year performance period, the Committee decided to measure the Company’s achievement of ROI and TSR using a segmented approach for the three-year performance period. Each calendar year, a portion of the award is “banked” based on achieving targets for that year. Beginning in 2004, awards for certain members of senior management (including Messrs. Faraci, Amen and Lesko and Ms. Parrs and Ms. Smith) are equally weighted between TSR to peers and ROI to peers to further align senior management’s incentives with shareholder return. On February 14, 2006, performance achievement was approved, consistent with that weighting, for the second segmented measurement period of the 2004-2006 PSP award and the first segmented measurement period of the 2005-2007 PSP award, resulting in awards of 71.8% and 85.0% respectively (receipt of which is subject to applicable service requirements). The banked shares attributable to the second segmented measurement period of the 2004-2006 PSP award for each of Messrs. Faraci, Amen and Lesko and Ms. Parrs and Ms. Smith are 39,490 shares, 16,075 shares, 8,796 shares, 7,772 shares and 7,622 shares, respectively. The banked shares attributable to the first segmented measurement period of the 2005-2007 PSP award for each of Messrs. Faraci, Amen and Lesko and Ms. Parrs and Ms. Smith are 44,413 shares, 19,083 shares, 9,903 shares, 8,734 shares and 8,734 shares, respectively. On February 14, 2006 Ms. Parrs received 3,667 performance-based restricted shares as a pro-rated adjustment of her outstanding 2005-2007 PSP awards for her promotion to Chief Financial Officer and Ms. Smith received 3,667 performance-based restricted shares as a pro-rated adjustment of her outstanding 2005-2007 PSP awards for her promotion.

Annual Bonus Incentives

Annual bonuses for the Chief Executive Officer and other executive officers are designed to reward continuous improvement in both financial performance as well as other key performance metrics. Bonuses are paid in accordance with the Company’s Management Incentive Plan (“MIP”). Each employee’s target opportunity is based on his or her position level, established in reference to skill level, position experience and scope of responsibilities. The amount of payment, in relation to target opportunity, is determined on the basis of Company, business and individual performance. The Committee set the MIP performance objectives for the year at the beginning of 2005. On February 14, 2006, the independent members of the Board of Directors approved awards for 2005 for Mr. Faraci, in accordance with the performance objectives for 2005 MIP, in the amount of $1,115,700. On February 13, 2006, the Committee approved awards for 2005 for Messrs. Amen and Lesko and Ms. Parrs and Ms. Smith in the amount of $616,500, $449,500, $374,500 and $374,500, respectively.

Annually, the Committee approves the MIP performance objectives and goals for the upcoming year. On February 13, 2006, the Committee approved performance objectives for the Management Incentive Plan for 2006. The objectives include both financial metrics (based on the Company’s ROI compared to its plan, and ROI compared to its peer group), and Company-wide performance measures in relation to three metrics: customers, operational excellence and people (diversity and engagement).

Amendments to SERP

On February 13, 2006, the Company amended its Unfunded Supplemental Retirement Plan for Senior Managers (“SERP”), a non-qualified plan for designated participants (generally Senior Vice Presidents and above) to allow: (i) eligible participants to take advantage of any Section 409A transitional relief, including the election of prior forms of benefit payment, and (ii) the Company to meet its obligation to pay a retiring participant’s portion of the FICA tax on the SERP benefit, with a corresponding reduction in the participant’s SERP benefit. A copy of the amendment to the SERP is attached hereto as Exhibit 10.1.

The descriptions of the amendment to the SERP is qualified in its entirety by reference to the copy of the amendment filed as an exhibit to this Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit 10.1:	Amendment to the Unfunded Supplemental Retirement Plan for Senior Managers (“SERP”), effective January 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL PAPER COMPANY
(Registrant)

By:	/s/ Andrea L. Dulberg
Name:	Andrea L. Dulberg
Title:	Assistant Secretary

Date: February 17, 2006

EXHIBIT INDEX

Exhibit 10.1:	Amendment to the Unfunded Supplemental Retirement Plan for Senior Managers (“SERP”), effective January 1, 2006